Exhibit 107

Calculation of Filing Fee Tables

Form F-10

(Form Type)

Canadian Natural Resources Limited

(Exact Name of Registrant as Specified in its Charter)

Table 3: Combined Prospectuses

In US Dollars

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
Debt	Debt Securities	(1)(3)	$1,100,000,000 (1)(2)(3)	F-10	333-258127	August 3, 2021
Debt	Debt Securities	(1)(3)	$1,900,000,000 (1)(2)(3)	F-10	333-232692	July 25, 2019

(1)	There are being registered hereunder an indeterminate number of Debt Securities in one or more series of Canadian Natural Resources Limited (the “Registrant”) as from time to time may be issued at prices determined at the time of issuance.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(3)	The prospectus contained herein relates to an aggregate of US$3,000,000,000 of securities, including, pursuant to Rule 429 under the Securities Act, US$3,000,000,000 of unsold securities that were previously registered under the Registrant’s Registration Statement on Form F-10, as amended (File No. 333-258127), which became effective on August 3, 2021, and the Registrant’s Registration Statement on Form F-10, as amended (File No. 333-232692), which became effective on July 25, 2019 (the “Prior Registration Statements”). No separate registration fee is payable with respect to such securities, as such securities were previously registered on the Prior Registration Statements.